EXHIBIT 99.1
News Release

FOR FURTHER INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-3527
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
Aug. 31, 2009

Ashland Inc. completes sale of
Drew Marine to J.F. Lehman & Co.

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today completed the sale of its global marine services business, known for many years as Drew Marine, to J.F. Lehman & Co. for approximately $120 million before tax.  Ashland will use the net proceeds to reduce debt..
With revenues of approximately $140 million a year, the Drew Marine business has approximately 325 employees, 28 offices and 98 stocking locations in 47 countries.  The business is a recognized global leader in providing technical solutions, high-value products and services to the global marine industry.  Ashland and J.F. Lehman & Co. expect to produce a smooth transition with no disruption in customer service or supply.
Summarizing the sale, James J. O'Brien, Ashland chairman and chief executive officer, noted, "This transaction furthers our strategy to strengthen our core specialty chemical businesses while reducing our investment in non-core or non-strategic businesses."
"We are extremely excited to now own the Drew Marine business and we welcome their employees to the J.F. Lehman & Co. family," said John F. Lehman, chairman, J. F. Lehman & Co. Partner Louis N. Mintz, added, "Along with Drew Marine's management and employees, we look forward to continuing to build upon a long history of technical excellence and dedication to customer service."
J.F. Lehman & Co. is a leading middle-market private equity firm focused exclusively on the defense, aerospace and maritime sectors.  The firm has offices in New York, Washington and London.  For more information about J.F. Lehman & Co., please visit www.jflpartners.com.
Ashland Inc. (NYSE: ASH) provides specialty chemical products, services and solutions for many of the world’s most essential needs and industries. Serving customers in more than 100 countries, it operates through five commercial units: Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution. To learn more about Ashland, visit www.ashland.com.

- 0 -